EXHIBIT 99
Investor Release
FOR IMMEDIATE RELEASE                 FOR MORE INFORMATION CONTACT:
07/25/00                              Investors:  Mary Healy, 630-623-6429
                                      Media:  Anna Rozenich, 630-623-7316


McDONALD'S REPORTS GLOBAL RESULTS


OAK BROOK, IL -- McDonald's Corporation today announced global results for the quarter and six months ended June 30, 2000.

- Diluted net income per common share was 39 cents for the quarter, an increase of 5%; 8% in constant currencies. For the six months, diluted net income per common share increased 9%; 12% in constant currencies.
- For the first time, Systemwide sales exceeded $10 billion for a quarter, increasing 5% for the quarter and 7% for the six months in constant currencies.
- Revenues increased 8% for the quarter and 10% for the six months in constant currencies.
- The Company repurchased nearly $1.3 billion of stock during the six months.

Key highlights - Consolidated      2000        1999   Increase/(Decrease)
Dollars in millions, except                                 As In Constant
per common share data                                 Reported Currencies*
Quarters ended June 30

Systemwide sales              $10,237.6   $ 9,920.4         3%          5%
Total revenues                  3,560.6     3,407.1         5           8
Operating income                  876.3       883.5        (1)          2
Net income                        525.9       518.1         2           4
Net income per common share -
  diluted                           .39         .37         5           8
Six months ended June 30
Systemwide sales              $19,744.3   $18,743.2         5%          7%
Total revenues                  6,904.4     6,442.2         7          10
Operating income                1,644.9     1,595.1         3           6
Net income                        976.8       920.8         6           9
Net income per common share -
  diluted                           .71         .65         9          12
* Information in constant currencies excludes the effect of foreign currency translation on reported results, except for hyperinflationary economies, such as Russia, whose functional currency is the U.S. dollar.


SUMMARY COMMENTARY

Chairman and Chief Executive Officer Jack M. Greenberg commented, "McDonald's global food service business delivered good results in the first six months of 2000 with Systemwide sales increasing seven percent, revenues increasing 10 percent and diluted earnings per share increasing 12 percent in constant currencies. Second quarter growth was affected by challenging year-over-year sales comparisons, due to exceptional performance in several key markets in 1999. However, we remain confident that we will regain stronger sales momentum in the second half of the year and improve operating results. This expectation is based on our solid operating fundamentals, strong marketing and promotional calendars, and less challenging comparisons in several key markets in the last half of the year.
     "We continue to believe McDonald's stock is undervalued and therefore have been an aggressive buyer, purchasing about $700 million, or 19.1 million shares, of our common stock in the second quarter. This brought year-to-date purchases to nearly $1.3 billion and the cumulative purchases under our $4.5 billion, three-year share repurchase program to $2.5 billion, or 70 million shares."
     Jim Cantalupo, Vice Chairman and President McDonald's Corporation said, "The fundamentals of our business remain very strong. We opened 546 McDonald's restaurants year-to-date and remain on track to add about 1,800-1,900 this year.
     "Europe and the U.S., which together comprise about 80 percent of operating income, each faced difficult comparisons driven by exceptionally strong non-food promotions last year. The challenges in Europe were compounded by unusually hot weather and high television viewership of the Euro 2000 Soccer Championship, which reduced eating out activity. With these factors behind us, we expect significant improvement in Europe's results in the second half of the year.
     "In Asia/Pacific, Japan's new value strategy is beginning to gain momentum. The segment also benefited from outstanding results in China and South Korea, while Australia's challenging comparisons and a drop in retail spending hurt results. In Latin America, we have experienced some improvement in Brazil, although we continue to be adversely affected by difficult economic conditions in most markets. We remain optimistic that we will experience improvement as we progress throughout 2000."
     Alan Feldman, President McDonald's USA said, "This year's Teenie Beanie Babies was a terrific Happy Meal promotion, ranking as the fourth most successful ever in the United States. However, it did not match last year's exceptional sales level. If it had, U.S. sales would have been up about five percent for the quarter.
     "I'm excited about our second half marketing calendar featuring our new advertising campaign, 'We Love to See You Smile.' The campaign highlights six customer service initiatives including: faster, more accurate drive-thrus; everyday value offerings; tasty new products; a new system that delivers food 'Hot. Fresh. Just For You!'; a 'Fresh Look' for restaurants including new painting and landscaping; and better trained and motivated people. In addition, we have a great line up of promotions. For example, in August, McDonald's Summer Music Event will offer three new CDs featuring Britney Spears and *NSYNC, as well as other popular artists. And later this year, we'll feature a promotion linked to Disney's live-action movie, 102 Dalmatians. With the improvements we've made in our restaurants and our strong promotions, we look forward to exciting our customers and bringing them back again and again."

OPERATING RESULTS
McDonald's operates primarily in the quick-service hamburger restaurant business. In addition, the Company operates other restaurant concepts:
Aroma Cafe, Chipotle Mexican Grill, Donatos Pizza and, effective May 26th, Boston Market. Collectively these four businesses are referred to as "Other Brands." Throughout this release, Other Brands financial information is included in the Other segment, except where specifically noted.

Impact of Foreign Currencies on Reported Results
     While changing foreign currencies affect reported results, McDonald's lessens exposures, where practical, by financing in local currencies, hedging certain foreign-denominated cash flows and by purchasing goods and services in local currencies.
     The primary currencies negatively affecting reported results for the quarter and six months were the Euro, which is the currency in 11 of our European markets including France and Germany, the Australian Dollar and the British Pound. This negative effect was partly offset by the stronger Japanese Yen in both periods.

Systemwide Sales and Revenues
     Systemwide sales represent sales by Company-operated, franchised and affiliated restaurants. Total revenues include sales by Company-operated restaurants and fees from restaurants operated by franchisees and affiliates. These fees include rent, service fees and royalties that are based on a percent of sales with specified minimum payments along with initial fees.
     On a global basis, the increases in sales and revenues for both periods were partly due to expansion, and for the six months, also due to positive comparable sales. Foreign currency translation had a negative effect on the growth rates for both Systemwide sales and revenues for the quarter and six months. The stronger Japanese Yen had a greater positive currency translation effect on sales compared to revenues. This is due to our affiliate structure in Japan. Under this structure, we record a royalty in revenues based on a percentage of Japan's sales, whereas all of Japan's sales are included in Systemwide sales. For this reason, sales were less negatively affected by foreign currency translation than were revenues.
     On a constant currency basis, revenues increased at a higher rate than sales in both periods due to the higher unit growth rate of Company-operated McDonald's restaurants relative to Systemwide restaurants, the addition of Other Brands and the consolidation of Argentina and Indonesia, for financial reporting purposes, in the first quarter 2000.

Systemwide sales
Dollars in millions          2000             1999     Increase/(Decrease)
                                                             As In Constant
                                                       Reported Currencies*
Quarters ended June 30
U.S.                    $ 5,192.5        $ 5,169.9          -           n/a
Europe                    2,326.8          2,387.3         (3)%          7%
Asia/Pacific              1,696.3          1,502.3         13            7
Latin America               429.5            402.1          7           10
Other                       592.5            458.8         29           30
Total Systemwide sales  $10,237.6        $ 9,920.4          3%           5%
Six months ended June 30
U.S.                    $ 9,697.5        $ 9,453.1          3%          n/a
Europe                    4,632.5          4,649.1          -           10%
Asia/Pacific              3,481.9          3,013.6         16           10
Latin America               863.6            795.7          9           11
Other                     1,068.8            831.7         29           28
Total Systemwide sales  $19,744.3        $18,743.2          5%           7%
* Excluding the effect of foreign currency translation on reported results n/a Not applicable

     U.S. sales were flat for the quarter as expansion was offset by negative comparable sales. If Teenie Beanie Babies sales had equaled last year's level, U.S. sales would have increased about five percent for the quarter. For the six months, U.S. sales increased three percent, due to restaurant expansion and positive comparable sales.
     In Europe, expansion, partly offset by negative comparable sales, drove the constant currency sales increase for the quarter, while expansion and positive comparable sales drove the increase for the six months.
Strong performances in Italy, the Netherlands and Spain drove the increases in both periods. France and the United Kingdom also contributed significantly to the increases for both periods. The segment's sales growth rate was negatively impacted by difficult sales comparisons in Germany as a result of successful non-food promotions in 1999, unusually hot weather and high television viewership of the Euro 2000 Soccer Championship, which reduced eating out activity.
     In Asia/Pacific, the constant currency sales increase for the quarter was driven by expansion, partly offset by negative comparable sales, while the sales growth for the six months was driven by expansion and positive comparable sales. Positive comparable sales in several markets, including double-digit comparable sales growth in China, and expansion in Japan drove the segment's sales increases in both periods.
     In Latin America, constant currency sales increases for the quarter and six months were driven by expansion, partly offset by negative comparable sales. Contributing to the increases were expansion for both periods and positive comparable sales in Brazil for the six months, and double-digit comparable sales in Mexico for both periods.
     In the Other segment, positive comparable sales and expansion in Canada and South Africa contributed to the increases for both periods. The sales increases for the quarter and six months included $106.1 million and $149.3 million, respectively, related to the addition of Other Brands.

Combined Operating Margins
     The following combined operating margin information represents margins for McDonald's restaurant business only.

Combined operating margins           Quarters ended      Six months ended
                                        June 30              June 30
                                     2000      1999       2000       1999
Dollars in millions
Company-operated                 $  428.2  $  448.9   $  831.5   $  810.0
Franchised                          783.6     792.6    1,493.3    1,469.8
     Combined operating margins  $1,211.8  $1,241.5   $2,324.8   $2,279.8
Percent of sales/revenues
Company-operated                     17.3%     18.4%      17.0%       7.6%
Franchised                           80.1      81.5       79.4       80.4

     Combined operating margin dollars decreased $29.7 million, or two percent, for the quarter, and increased $45.0 million, or two percent, for the six months. In constant currencies, combined operating margin dollars increased by $12.3 million, or one percent for the quarter and $120.7 million, or five percent for the six months. The U.S. and Europe segments accounted for over 80 percent of the combined margin dollars in both periods.
     As a percent of sales, Company-operated margins decreased for both periods. Food & paper costs as a percent of sales decreased for the quarter and increased for the six months, while payroll costs as a percent of sales increased for the quarter and decreased for the six months. Occupancy and other operating expenses increased as a percent of sales for both periods.
     In the U.S. and Europe, Company-operated margins decreased as a percent of sales for the quarter and six months. As a percent of sales in both segments, food & paper costs decreased, while payroll costs and occupancy & other operating expenses increased for both periods. In the U.S., approximately one-half of the second quarter's margin percent decline was due to the comparison to last year's Teenie Beanie Babies promotion. Germany, which also faced challenging comparisons due to strong promotions last year, accounted for half of Europe's margin percent decline for the quarter.
     As a percent of sales, Asia/Pacific's Company-operated margins decreased for the quarter and increased for the six months. Latin America's Company-operated margins decreased as a percent of sales for both periods, primarily due to difficult economic conditions experienced by most markets, partly offset by the consolidation of Argentina.
     Franchised margins as a percent of applicable revenues decreased for the quarter and six months. The decrease in the margin as a percent of revenues was primarily due to higher occupancy costs as a result of our strategy to lease more sites. By leasing a higher proportion of new sites, we have reduced initial capital requirements. However, as anticipated, this practice reduces franchised margins since the financing costs implicit in the lease are included in occupancy expense, whereas for owned sites, financing costs are reflected in interest expense.
     For all segments, excluding Other, franchised margins as a percent of revenues declined for the quarter and the six months primarily due to increased occupancy costs. In addition, the consolidation of Argentina and Indonesia contributed to the decline in margins as a percent of revenues in Latin America and Asia/Pacific, respectively, for both periods.

Selling, General & Administrative Expenses
     Selling, general & administrative expenses increased eight percent for the quarter and nine percent for the six months. This increase was primarily due to spending to support the development of Other Brands and the consolidation of Argentina and Indonesia. Selling, general & administrative expenses included $14.3 million and $25.2 million related to Other Brands for the quarter and six months, respectively. Excluding Other Brands and the consolidations, selling, general & administrative expenses increased two percent for the quarter and four percent for the six months.

Other Operating Income and Expense
     Other operating income and expense consists of transactions related to franchising and the food service business. Equity in earnings of unconsolidated affiliates decreased for the quarter primarily as a result of a gain reported in 1999 on the sale of real estate in a U.S. partnership. The decrease in other expense was primarily related to lower provisions for property dispositions in 2000 and costs in 1999 related to the write-off of software and the implementation of our Made For You food preparation system.

Other operating income and expense       Quarters ended    Six months ended
                                            June 30            June 30
Dollars in millions                      2000     1999      2000      1999
Gains on sales of restaurant
  businesses                            $22.3    $11.1     $37.9     $22.4
Equity in earnings of unconsolidated
  affiliates                             33.5     52.2      59.9      73.9
Other                                    (5.1)   (55.8 )   (17.8)    (75.6)
     Total                              $50.7    $ 7.5     $80.0     $20.7

Operating Income
     Consolidated operating income decreased $7.2 million, or one percent, for the quarter, while increasing two percent in constant currencies. For the six months, consolidated operating income increased $49.8 million, or three percent; six percent in constant currencies. The increases, in constant currencies, were due to higher combined operating margin dollars and higher other operating income, partly offset by higher selling, general & administrative expenses. Operating income by segment includes the allocation of corporate selling, general & administrative expenses.

Operating income                                       Increase/(Decrease)
                                                             As In Constant
Dollars in millions            2000            1999    Reported Currencies*
Quarters ended June 30
U.S.                       $  443.4        $  428.4         4 %         n/a
Europe                        281.5           303.5        (7)           3%
Asia/Pacific                  102.5            93.9         9            7
Latin America                  23.3            25.7        (9)          (8)
Other**                        25.6            32.0       (20)         (19)
   Total operating income  $  876.3        $  883.5        (1)%          2%
Six months ended June 30
U.S.                       $  787.6        $  743.2         6 %         n/a
Europe                        543.3           556.3        (2)           8%
Asia/Pacific                  215.9           185.2        17           13
Latin America                  53.1            57.6        (8)          (6)
Other**                        45.0            52.8       (15)         (16)
   Total operating income  $1,644.9        $1,595.1         3 %          6%
* Excluding the effect of foreign currency translation on reported results ** Includes Other Brands operating losses of $8.8 million and $17.9 million for the quarter and six months of 2000, respectively. In 1999, Other Brands operating losses were $.6 million and $1.3 million for the quarter and six months, respectively.
n/a  Not applicable

     U.S. operating income increased $15.0 million or four percent for the quarter and $44.4 million or six percent for the six months. The increase for the quarter was driven by lower selling, general & administrative expenses and higher other operating income, while for the six months, the increase was due to higher combined operating margin dollars and higher other operating income.
     Europe's operating income increased three percent for the quarter and eight percent for the six months in constant currencies. Strong results in France, Italy, Russia and Spain drove this segment's performance in both periods. Weak results in Germany had a significant impact on the segment's operating income growth rate.
     Operating income in Asia/Pacific increased seven percent for the quarter and 13 percent for the six months in constant currencies. This segment benefited in both periods from strong performances in China and South Korea, while Australia's challenging comparisons and a drop in retail spending hurt results. In addition, the partial sale of our Japanese affiliate's ownership in Toys 'R' Us Japan, in connection with an initial public offering of Toys 'R' Us Japan, contributed to the increase. Japan's second quarter 1999 results benefited from a lower effective tax rate.
     Latin America's operating income decreased eight percent for the quarter and six percent for the six months in constant currencies. Both periods were negatively impacted by the difficult economic conditions experienced by most markets in the region. Increases in Brazil, Mexico and Venezuela, as well as the consolidation of Argentina, partly offset the decreases in both periods.
     In the Other segment, strong performances in Canada and several other markets were offset by the investment spending for Other Brands for the quarter and six months.

INTEREST, NONOPERATING EXPENSE AND INCOME TAXES
For both periods, higher interest expense was primarily due to significantly higher average debt levels, partly offset by lower average interest rates and weaker foreign currencies. The higher average debt levels were a result of the Company using its available credit capacity to fund share repurchases.
     Nonoperating (income) expense reflected a gain related to the sale of a partial ownership interest in a majority owned subsidiary outside the U.S. and lower minority interest expense for the quarter and six months. In addition, nonoperating (income) expense for the quarter reflected translation gains in 2000 compared with translation losses in 1999.
     The effective income tax rate was 32.0 percent for both periods of 2000 compared with 33.0 percent for both periods of 1999.

WEIGHTED AVERAGE SHARES
Weighted average shares outstanding for the second quarter and the six months were lower compared with the prior year due to shares repurchased. In addition, outstanding stock options had a less dilutive effect than in the prior year. During the first six months of 2000, the Company repurchased 35.7 million shares of its common stock for approximately $1.3 billion.

FORWARD-LOOKING STATEMENTS
Certain forward-looking statements are included in this report. They use such words as "may," "will," "expect," "believe," "plan" and other similar terminology. These statements reflect management's current expectations and involve a number of risks and uncertainties. Actual results could differ materially due to the effectiveness of operating initiatives and advertising and promotional efforts, the effects of the Euro conversion, as well as changes in: global and local business and economic conditions; currency exchange and interest rates; food, labor and other operating costs; political or economic instability in local markets; competition; consumer preferences, spending patterns and demographic trends; legislation and governmental regulation; and accounting policies and practices.

                         MCDONALD'S CORPORATION
               CONDENSED CONSOLIDATED STATEMENT OF INCOME

Dollars and shares in millions, except per common share data
--------------------------------------------------------------------
                                                           Inc/(Dec)
Quarters ended June 30,            2000         1999         $     %
--------------------------------------------------------------------
SYSTEMWIDE SALES              $10,237.6     $9,920.4     317.2     3
Revenues
Sales by Company-operated
 restaurants                    2,582.0      2,434.1     147.9     6
Revenues from franchised
 and affiliated restaurants       978.6        973.0       5.6     1

TOTAL REVENUES                  3,560.6      3,407.1     153.5     5

Operating costs and expenses
Company-operated  restaurants   2,147.0      1,985.2     161.8     8
Franchised restaurants
 --occupancy costs                194.6        180.4      14.2     8
Selling, general &
 administrative expenses          393.4        365.5      27.9     8
Other operating (income)
 expense                          (50.7)        (7.5)    (43.2)  n/m
Total operating costs
 and expenses                   2,684.3      2,523.6     160.7     6

OPERATING INCOME                  876.3        883.5      (7.2)   (1)

Interest expense                  106.2         97.5       8.7     9

Nonoperating (income) expense      (2.9)        13.2     (16.1)  n/m

Income before provision
 for income taxes                 773.0        772.8       0.2     -

Provision for income taxes        247.1        254.7      (7.6)   (3)

NET INCOME                    $   525.9     $  518.1       7.8     2

NET INCOME PER COMMON SHARE   $    0.40     $   0.38      0.02     5

NET INCOME PER
 COMMON SHARE-DILUTED         $    0.39     $   0.37      0.02     5

Weighted average common
 shares outstanding             1,327.1      1,355.5

Weighted average common
 shares outstanding-diluted     1,365.5      1,405.6


n/m   Not meaningful


                         MCDONALD'S CORPORATION
               CONDENSED CONSOLIDATED STATEMENT OF INCOME

Dollars and shares in millions, except per common share data
---------------------------------------------------------------------
                                                            Inc/(Dec)
Six months ended June 30,          2000         1999          $     %
---------------------------------------------------------------------
SYSTEMWIDE SALES              $19,744.3    $18,743.2    1,001.1     5
Revenues
Sales by Company-operated
 restaurants                    5,021.9      4,613.2      408.7     9
Revenues from franchised
 and affiliated restaurants     1,882.5      1,829.0       53.5     3

TOTAL REVENUES                  6,904.4      6,442.2      462.2     7

Operating costs and expenses
Company-operated restaurants    4,180.1      3,803.2      376.9    10
Franchised restaurants
 --occupancy costs                388.4        359.2       29.2     8
Selling, general &
 administrative expenses          771.0        705.4       65.6     9
Other operating (income)
 expense                          (80.0)       (20.7)     (59.3)  n/m
Total operating costs
 and expenses                   5,259.5      4,847.1      412.4     9

OPERATING INCOME                1,644.9      1,595.1       49.8     3

Interest expense                  206.6        202.7        3.9     2

Nonoperating (income) expense       2.6         18.9      (16.3)  n/m

Income before provision
 for income taxes               1,435.7      1,373.5       62.2     5

Provision for income taxes        458.9        452.7        6.2     1

NET INCOME                    $   976.8    $   920.8       56.0     6

NET INCOME PER COMMON SHARE   $    0.73    $    0.68       0.05     7

NET INCOME PER
 COMMON SHARE-DILUTED         $    0.71    $    0.65       0.06     9

Weighted average
 common shares outstanding      1,335.3      1,356.4

Weighted average common
 shares outstanding-diluted     1,374.2      1,407.1

n/m   Not meaningful


                      MCDONALD'S CORPORATION SYSTEMWIDE SALES

Dollars in millions
-----------------------------------------------------------------------
                                                       % Inc/(Dec)
Quarters ended June 30,         2000        1999         As    Constant
                                                   Reported   Currency*
-----------------------------------------------------------------------
US
Operated by franchisees    $ 4,071.0    $4,044.8          1
Operated by the Company        798.3       807.0         (1)
Operated by affiliates         323.2       318.1          2
                             5,192.5     5,169.9          -         n/a

Europe
Operated by franchisees      1,278.1     1,289.2         (1)
Operated by the Company        932.9       975.8         (4)
Operated by affiliates         115.8       122.3         (5)
                             2,326.8     2,387.3         (3)          7

Asia/Pacific
Operated by franchisees        442.0       426.1          4
Operated by the Company        424.4       393.7          8
Operated by affiliates         829.9       682.5         22
                             1,696.3     1,502.3         13           7

Latin America
Operated by franchisees        224.5       197.6         14
Operated by the Company        179.7       121.0         49
Operated by affiliates          25.3        83.5        (70)
                               429.5       402.1          7          10

Other**
Operated by franchisees        335.6       300.9         12
Operated by the Company        246.7       136.6         81
Operated by affiliates          10.2        21.3        (52)
                               592.5       458.8         29          30

Systemwide
Operated by franchisees      6,351.2     6,258.6          1
Operated by the Company      2,582.0     2,434.1          6
Operated by affiliates       1,304.4     1,227.7          6
                           $10,237.6    $9,920.4          3           5

 * Excluding the effect of foreign currency translation on reported results.

** The Other segment includes $111.8 million of sales in 2000 and $5.7 million in 1999 related to Other Brands.


                      MCDONALD'S CORPORATION SYSTEMWIDE SALES

Dollars in millions
-----------------------------------------------------------------------
                                                       % Inc/(Dec)
Six months ended June 30,       2000        1999         As    Constant
                                                   Reported   Currency*
-----------------------------------------------------------------------
US
Operated by franchisees    $ 7,597.0   $ 7,391.3          3
Operated by the Company      1,500.2     1,475.2          2
Operated by affiliates         600.3       586.6          2
                             9,697.5     9,453.1          3         n/a

Europe
Operated by franchisees      2,547.4     2,521.7          1
Operated by the Company      1,850.4     1,887.4         (2)
Operated by affiliates         234.7       240.0         (2)
                             4,632.5     4,649.1          -          10

Asia/Pacific
Operated by franchisees        907.3       850.7          7
Operated by the Company        895.6       763.6         17
Operated by affiliates       1,679.0     1,399.3         20
                             3,481.9     3,013.6         16          10
Latin America
Operated by franchisees        449.1       388.9         15
Operated by the Company        358.5       240.4         49
Operated by affiliates          56.0       166.4        (66)
                               863.6       795.7          9          11

Other**
Operated by franchisees        629.1       545.9         15
Operated by the Company        417.2       246.6         69
Operated by affiliates          22.5        39.2        (43)
                             1,068.8       831.7         29          28

Systemwide
Operated by franchisees     12,129.9    11,698.5          4
Operated by the Company      5,021.9     4,613.2          9
Operated by affiliates       2,592.5     2,431.5          7
                           $19,744.3   $18,743.2          5           7

 * Excluding the effect of foreign currency translation on reported results.

** The Other segment includes $159.2 million of sales in 2000 and $9.9 million in 1999 related to Other Brands.


                      MCDONALD'S CORPORATION TOTAL REVENUES

Dollars in millions
---------------------------------------------------------------------
                                                     % Inc/(Dec)
                                                       As    Constant
Quarters ended June 30,        2000        1999  Reported   Currency*
---------------------------------------------------------------------
  U.S.                     $1,380.0    $1,379.8         -         n/a
  Europe                    1,190.0     1,237.1        (4)          5
  Asia/Pacific                476.5       448.7         6           7
  Latin America               225.8       165.8        36          40
  Other**                     288.3       175.7        64          66
                           $3,560.6    $3,407.1         5           8



---------------------------------------------------------------------
                                                     % Inc/(Dec)
                                                       As   Constant
Six months ended June 30,      2000        1999  Reported  Currency*
---------------------------------------------------------------------
  U.S.                     $2,589.6    $2,531.1         2        n/a
  Europe                    2,361.0     2,393.3        (1)         7
  Asia/Pacific              1,003.1       870.3        15         15
  Latin America               454.7       329.4        38         41
  Other**                     496.0       318.1        56         55
                           $6,904.4    $6,442.2         7         10


 * Excluding the effect of foreign currency translation on reported results.

** The Other segment revenue related to Other Brands for the second quarter and six months 2000 was $101.2 million and $138.5 million, respectively.


                     MCDONALD'S CORPORATION OPERATING MARGINS

OPERATING MARGINS - MCDONALD'S RESTAURANT BUSINESS**
--------------------------------------------------------------------------
                                                           % Inc/(Dec)
                            Percent          Amount           As Constant
Quarters ended June 30,   2000   1999     2000    1999  Reported Currency*
--------------------------------------------------------------------------
Company-operated
U.S.                     17.5%  19.4%   $139.5  $156.2      (11)      n/a
Europe                   18.6   19.4     173.9   189.6       (8)       (1)
Asia/Pacific             16.3   16.6      69.2    65.2        6         7
Latin America            12.9   13.1      23.1    15.8       46        49
Other                    15.4   16.2      22.5    22.1        2         3
  Total                  17.3%  18.4%   $428.2  $448.9       (5)       (1)

Franchised
U.S.                     81.4%  82.5%   $473.4  $472.6        -       n/a
Europe                   78.2   79.8     201.1   208.4       (4)        8
Asia/Pacific             82.1   83.5      42.8    45.9       (7)       (2)
Latin America            73.3   77.5      33.8    34.7       (3)        -
Other                    78.9   79.3      32.5    31.0        5         6
  Total                  80.1%  81.5%   $783.6  $792.6       (1)        2



---------------------------------------------------------------------------
                                                            % Inc/(Dec)
                            Percent            Amount          As Constant
Six months ended June 30, 2000   1999      2000     1999 Reported Currency*
---------------------------------------------------------------------------
Company-operated
U.S.                     17.1%  18.1%  $  257.1 $  267.0     (4)       n/a
Europe                   18.1   18.5      335.0    348.5     (4)         4
Asia/Pacific             17.1   16.4      153.4    125.3     22         21
Latin America            12.7   13.6       45.6     32.7     39         43
Other                    14.5   14.8       40.4     36.5     11         10
  Total                  17.0%  17.6%  $  831.5 $  810.0      3          6

Franchised
U.S.                     80.3%  81.3%  $  875.1 $  858.7      2        n/a
Europe                   77.8   78.5      397.1    397.1      -        12
Asia/Pacific             82.4   83.4       88.6     89.0      -         2
Latin America            74.5   77.9       71.7     69.3      3         5
Other                    78.0   77.9       60.8     55.7      9         8
  Total                  79.4%  80.4%  $1,493.3 $1,469.8      2         5

 * Excluding the effect of foreign currency translation on reported results.

** Operating margin information relates to McDonald's restaurant business and excludes Other Brands.


                MCDONALD'S CORPORATION FINANCIAL INFORMATION

COMPANY-OPERATED MARGINS AS A PERCENT OF SALES -
MCDONALD'S RESTAURANT BUSINESS*
-------------------------------------------------------------------------
                    Quarters ended June 30     Six months ended June 30
                           2000       1999            2000         1999
-------------------------------------------------------------------------
Food & paper               33.8       34.2            34.0         33.9
Payroll & employee
  benefits                 25.4       24.9            25.4         25.5
Occupancy & other
  operating expenses       23.5       22.5            23.6         23.0
     Total expenses        82.7       81.6            83.0         82.4
Company-operated margins   17.3       18.4            17.0         17.6

* Operating margin information relates to McDonald's restaurant business and excludes Other Brands.


                MCDONALD'S CORPORATION RESTAURANT INFORMATION

SYSTEMWIDE RESTAURANTS
-------------------------------------------------------------------------
At June 30,                             2000        1999      Inc/(Dec)
-------------------------------------------------------------------------
  U.S.*                               12,658      12,490           168
  Europe
    Germany                            1,044         947            97
    England                              901         820            81
    France                               812         744            68
    Italy                                257         211            46
    Spain                                238         194            44
    Sweden                               213         186            27
    Netherlands                          204         190            14
    Poland                               168         141            27
    Other                              1,295       1,125           170
    Total Europe                       5,132       4,558           574
  Asia/Pacific
    Japan*                             3,347       2,985           362
    Australia                            684         672            12
    Taiwan                               327         310            17
    China                                272         235            37
    Philippines                          228         201            27
    South Korea                          200         145            55
    Hong Kong                            169         158            11
    Other                                604         555            49
    Total Asia/Pacific                 5,831       5,261           570
  Latin America
    Brazil*                              998         771           227
    Argentina                            221         179            42
    Mexico                               183         150            33
    Other                                521         454            67
    Total Latin America                1,923       1,554           369
  Other
    Canada*                            1,126       1,093            33
    Other McDonald's                     466         385            81
    Other Brands                         910          25           885
    Total Other                        2,502       1,503           999
Systemwide restaurants                28,046      25,366         2,680

Countries                                119         115             4

* Includes satellites in 2000:  U.S. 1,017; Japan 1,386; Brazil 503; Canada
268.  In 1999:  U.S. 1,055; Japan 1,189; Brazil 355; Canada 237.


                 MCDONALD'S CORPORATION RESTAURANT INFORMATION

RESTAURANT ADDITIONS
--------------------------------------------------------------------------
                        Quarters ended June 30   Six months ended June 30
                            2000          1999         2000          1999
--------------------------------------------------------------------------
  U.S.                        34            28           29            18
  Europe                     121            88          189           137
  Asia/Pacific               126           132          176           206
  Latin America               73           121          134           149
  Other - McDonald's          23            17           18            31
  Other Brands               673*            5          694*            7
   Systemwide additions    1,050           391        1,240           548

* Primarily relates to the acquisition of Boston Market in second quarter
2000.


SYSTEMWIDE RESTAURANTS
-----------------------------------------------------------------------
At June 30,                              2000         1999    Inc/(Dec)
-----------------------------------------------------------------------
US
Operated by franchisees                10,028        9,889         139
Operated by the Company                 1,813        1,803          10
Operated by affiliates                    817          798          19
                                       12,658       12,490         168

Europe
Operated by franchisees                 2,871        2,486         385
Operated by the Company                 2,040        1,866         174
Operated by affiliates                    221          206          15
                                        5,132        4,558         574

Asia/Pacific
Operated by franchisees                 1,563        1,403         160
Operated by the Company                 1,343        1,180         163
Operated by affiliates                  2,925        2,678         247
                                        5,831        5,261         570

Latin America
Operated by franchisees                 1,023          818         205
Operated by the Company                   792          456         336
Operated by affiliates                    108          280        (172)
                                        1,923        1,554         369

Other
Operated by franchisees                 1,123          969         154
Operated by the Company                 1,293          420         873
Operated by affiliates                     86          114         (28)
                                        2,502        1,503         999
Systemwide
Operated by franchisees                16,608       15,565       1,043
Operated by the Company                 7,281        5,725       1,556
Operated by affiliates                  4,157        4,076          81
                                       28,046       25,366       2,680